Exhibit 99.1

News: For Immediate Release	July 28, 2005

Contact: John Pyzik

    765-778-6607

Rajesh Shah Appointed Chief Operating Officer for Remy International

Anderson, Indiana (USA)…Remy International, Inc., Board of Directors announces the appointment of current CFO Rajesh Shah to the new position of Executive Vice President and Chief Operating Officer for Remy International, effective immediately. The company has commenced a search for a CFO.

Shah will be responsible for global operations and will focus on achieving improvements in both the operational and financial performance of the company.

Thomas J. Snyder, President and CEO, will focus on external initiatives, including technology partnerships, customer relations and new enterprise opportunities.

This realignment of responsibilities will allow the company to achieve cost efficiencies and aggressive performance improvements and advance its objectives for growth and operational excellence.

Shah joined Remy as Executive Vice President and Chief Financial Officer in 2002. He has several years in transportation-related manufacturing and has served in a variety of senior financial roles prior to Remy.

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“Raj has demonstrated quality leadership in each of his senior executive positions during his career in the automotive industry. The board is confident that his operational oversight and management will enable our business units to achieve new levels of performance and profitability,” said Snyder.

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines and hybrid power technology. The company also provides worldwide components core-exchange services for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications. Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896. Additional information is available at the company’s website:

www.remyinc.com

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